Exhibit 10.2

10/8/2025

Retention Bonus Award: Megan Carlson

Dear Megan:

In recognition of your importance to the success of our business and to reinforce that you have the potential to make a significant impact on our future growth, Butterfly Network, Inc. (the “Company”) is pleased to offer you a one-time, lump sum bonus payment of $200,000, less applicable withholding taxes. This Award is contingent upon (i) the approval of the Company’s Compensation Committee; and (ii) your satisfaction of the conditions set forth herein.
This retention bonus will be paid in the Company’s first regular payroll of January 2027, provided that you will only be eligible to receive such payment if you are continuously employed in a full-time capacity with the Company between the date of this letter and December 31, 2026. In the event your employment with the Company terminates for any reason prior to December 31, 2026, the Company shall have no obligation to complete the payment. These benefits are in addition to any benefits you are already entitled to receive pursuant to other agreements you have with the Company and shall not modify or otherwise amend such benefits.
We thank you for your hard work, dedication, and commitment to the Company, and are excited to support you in your continued success here at the Company.

Exhibit 10.2
Best wishes,
/s/ Joe DeVivo
Joe DeVivo
CEO, President, and Chairman to the Board

ACCEPTED AND AGREED:
Signature: /s/ Megan Carlson
Date: 10/8/25

CC: Mercedes Kelemen, Vice President, Human Resources